Exhibit 10.11

ERA GROUP INC.
MANAGEMENT INCENTIVE PLAN
1.    PURPOSE
The purpose of the Era Group Inc. Management Incentive Plan (the "Plan") is to provide senior executives of Era Group Inc. (the "Company") and its subsidiaries, including individuals who may be characterized as covered employees within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") (such employees, "Covered Employees") with incentive based compensation upon the achievement of established performance goals.
2.    ELIGIBILITY
Participants in the Plan will consist of such key members of management of the Company and its subsidiaries that the Compensation Committee of the Company (as defined in Section 7 hereof) and/or Board of Directors of the Company (the "Board") in its sole discretion selects to participate. An employee who is a Participant for one annual performance period shall not have the right to be a Participant in any subsequent annual performance period.
3.    AWARDS
3.1    Annual Bonuses. A Participant may be designated as being eligible to receive an incentive cash bonus with respect to an annual performance period (the "Annual Bonus"), subject to the procedure and requirements of Section 4 below; provided, however, that the Compensation Committee and/or Board shall at all times have the authority and discretion to reduce or eliminate the Annual Bonus of any Participant to the extent it deems appropriate, even if performance goals are attained. Any reduction of one Participant's Annual Bonus will not result in an increase of another Participant's Annual Bonus.
3.2    Other Bonuses. The Compensation Committee and/or Board may award cash bonuses in such amounts and on such terms and conditions as it determines in its sole discretion, without regard to the procedure and requirements set forth in Section 4 below, to any individual who is or has been hired to be a key management employee of the Company or any of its subsidiaries.
4.    PROCEDURE
4.1    Performance Period. Unless otherwise determined by the Compensation Committee and/or Board, the annual performance period with respect to an Annual Bonus shall be the calendar year (January 1 - December 31).
4.2    Establishment of Goal. No later than ninety (90) days after the commencement of the performance period (but in no event after twenty-five percent (25%) of the performance period has elapsed), the Compensation Committee and/or Board shall establish (i) the performance goals applicable to the performance period; (ii) the performance measures to be used to measure the performance goals in terms of an objective formula or standard; (iii) the method for computing the amount of compensation payable to each Participant if such performance goals are obtained; and (iv) the Participants or class of Participants to which such performance goals apply.
4.3    Performance Measures. The performance goals to be achieved to earn an Annual Bonus shall primarily be based on earnings before interest, taxes, depreciation, amortization and non-cash items based on the performance of the Company, or any business or division thereof ("EBITDA"), but may also be based on one or more of following performance measures, individually or in combination, based on the performance of the Company, or any business or division thereof, (i) revenue growth, (ii) earnings, (iii) operating income; (iv) pre- or after-tax income; (v) cash flow (before or after dividends); (vi) cash flow per share (before or after dividends); (vii) earnings per share; (viii) return on equity; (ix) return on capital (including return on total capital or return on invested capital); (x) cash flow return on investment; (xi) return on assets; (xii) economic value added (or an equivalent metric); (xiii) market share or penetration; (xiv) share price performance; (xv) total shareholder return; (xvi) improvement in or attainment of expense levels or expenses ratios; (xvii) employee satisfaction; (xviii) customer satisfaction; (xix) customer retention; (xx) rating agency ratings; and (xxi) attainment of strategic and/or organizational development goals.
4.4    Relative Performance Measures. Performance goals may also be based on comparisons to the performance of other companies or an index covering multiple companies, measured by one or more of the foregoing performance measures.
4.5    Certain Events. The evaluation of performance measures against the performance goals may (A) be adjusted consistent with exclusions or adjustments provided for in the Company's financing agreements, or (B) exclude or adjust for the impact of certain events or occurrences that were not budgeted or planned for in setting the goals, including but not limited to (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to stockholders for the applicable year; (vi) acquisitions or divestitures; (vii) foreign exchange gains and losses; and (viii) discontinued operations as determined by the Compensation Committee at the time it establishes the goals in accordance with Section 4.2.

Exhibit 10.11

4.6    Maximum Bonus. The maximum Annual Bonus payable under the Plan to any Participant for any one calendar year is $6 million.
4.7    Determination of Bonus Amounts. As soon as reasonably practical following the completion of each performance period, the Compensation Committee shall confirm which of the applicable performance goals, if any, have been achieved and the amount of bonuses payable as a result thereof. The Annual Bonus shall be paid to each Participant within a reasonable period of time after the end of the performance period; provided, however, that no Annual Bonus will be paid for any performance period to any Participant who is subject to the limitations of Section 162(m) of the Code with respect to any Performance Period until such confirmation is made by the Compensation Committee.
4.8    Re-approval of Performance Measurements. Unless otherwise determined by the Board, the Company shall seek approval of the Plan and/or the performance measures listed in Section 4.3 at the first shareholder meeting that occurs in the first year following the year in which the Company becomes a publicly held corporation, for purposes of complying with Section 162(m) of the Code and the transition rule under Treasury Regulation 1.162-27(f) (for subsidiaries that become separate publicly held corporations), and the Company shall seek re-approval of the Plan and/or the performance measures listed in Section 4.3 every fifth year following any approval or re-approval thereafter, for purposes of complying with Section 162(m) of the Code.
5.    PLAN ADMINISTRATION
5.1    Compensation Committee. The Plan shall be administered by the compensation committee of the Company which shall consist solely of at least two (2) "outside directors" within the meaning of Section 162(m) of the Code (the "Compensation Committee"). The Compensation Committee may delegate any of its duties and powers, in whole or in part, to any subcommittee thereof, provided such subcommittee consists solely of at least two (2) "outside directors" within the meaning of Section 162(m) of the Code.
5.2    Authority. The Compensation Committee shall have full power to administer and interpret the Plan and to establish rules for its administration, including, without limitation, rules regarding the impact of employment termination during the performance period and prior to the date the Annual Bonus or Other Bonus is paid. Any rule adopted by the Compensation Committee with respect to Covered Employees shall be consistent with the provisions of Section 162(m) of the Code.
5.3    Reliance on Advice. The Compensation Committee and/or Board, in making any determination under or referred to in the Plan shall be entitled to rely on opinions, reports or statements of officers or employees of the Company and other entities and of counsel, public accountants and other professional expert persons.
6.    AMENDMENT AND TERMINATION OF THE PLAN
The Board may at any time, or from time to time, suspend or terminate the Plan, in whole or in part, or amend it in such respects as the Board may determine; provided, however, that any amendment of the Plan shall be subject to the approval of the Company's stockholders to the extent required to comply with the requirements of Section 162(m) of the Code, or any other applicable laws, regulations or rules.
7.    MISCELLANEOUS PROVISIONS
7.1    No Right to Continued Employment. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to continue to be employed by or perform services for the Company or any subsidiary.
7.2    Nontransferable. Except as may be approved by the Compensation Committee, a Participant's rights and interests under the Plan may not be assigned or transferred, hypothecated or encumbered, in whole or in part, either directly or indirectly by operation of law or otherwise (except in the event of the Participant's death).
7.3    Withholding. The Company and its subsidiaries shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required to be withheld with respect to such payment.
7.4    Compliance with Section 162(m). This Plan shall be administered and interpreted in accordance with Section 162(m) of the Code, to ensure the deductibility by the Company or its subsidiaries of the payment of the Annual Bonuses.
7.5    Governing Law. The Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.
8.    EFFECTIVE DATE
This Plan is adopted as of [____________]. The Board may, in its discretion, seek approval of the Plan by the Company's shareholders for purposes of complying with Section 162(m) of the Code and Treasury Regulation 1.162-27(f).

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